EXHIBIT 10.15
Orion Energy Systems, Inc.
Post-IPO Non-Employee Director Compensation Plan

1.	Annual cash retainer:	$40,000 (cash or stock)[1] ($10,000 paid quarterly)

2.	Board meeting fee:	None

3.	Committee meeting fee:	None

4.	Annual option grant:	$45,000 grant date fair market value[2]

5.	Annual Chairman retainer:	$15,000 (cash or stock)[1]

6.	Annual Audit Committee Chairman retainer:	$15,000 (cash or stock)[1]

7.	Annual Compensation and Governance Committee Chair retainer:	$10,000 (cash or stock)[1]

8.	Reimburse out-of-pocket expenses:	Yes

9.	New independent director award:	TBD cash or equity-based award (but potentially significant to attract highly-qualified additional independent directors)
Effective upon closing of IPO; pro rata compensation for remainder of FY 2008. Base number of shares to be issued for FY 2008 retainers chosen to be paid in stock on the IPO price. Election must be made before IPO.

[1]	Form of compensation to be chosen by each individual prior to each fiscal year (prior to IPO for FY 2008). Starting in FY 2009, number of shares to be issued on third business day after release of annual (or quarterly, in case of quarterly retainer payments) earnings announcement based on closing price on such date.

[2]	Annual option grant on third business day after annual earnings announcement with exercise price equal to closing sale price on such date – vest 1/3 each year.
•	No additional FY 2008 option grant because of July 2007 grant